Exhibit 5.2

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

FILE NO: 051645.0000001

December 3, 2018

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Atmos Energy Corporation

Public Offering of Up to 8,059,300 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special Virginia counsel to Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), in connection with the Company’s offering and sale of up to an aggregate of 8,059,300 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”).

The Shares are being offered and sold (a) as described in (i) the prospectus, dated November 13, 2018 (the “Base Prospectus”), contained in the Registration Statement on Form S-3 (Registration No. 333-228342) (the “Registration Statement”) filed by the Company on November 13, 2018 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), (ii) the Registration Statement and (iii) the prospectus supplement thereto, dated November 28, 2018 (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”), and (b) pursuant to (i) the Underwriting Agreement, dated November 28, 2018 (the “Underwriting Agreement”), among the Company and the Underwriters named therein, (ii) the Forward Sale Agreements, each dated November 28, 2018 (together, the “Initial Forward Sale Agreements”), between the Company and each of Goldman Sachs & Co. LLC and Bank of America, N.A. (together in such capacity, the “Forward Purchasers”), and (iii) the Forward Sale Agreements, each dated November 29, 2018 (collectively with the Initial Forward Sale Agreements and the Underwriting Agreement, the “Transaction Documents”), between the Company and each of the Forward Purchasers.

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of corporate officers of the Company and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion letter, including, among other things, (i) the Virginia Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended through the date hereof,

ATLANTA  AUSTIN  BANGKOK  BEIJING  BOSTON  BRUSSELS  CHARLOTTE  DALLAS   DUBAI  HOUSTON  LONDON  LOS ANGELES

MIAMI  NEW YORK  NORFOLK  RALEIGH/DURHAM  RICHMOND  SAN FRANCISCO  THE WOODLANDS  TYSONS  WASHINGTON, DC

www.HuntonAK.com

Atmos Energy Corporation

December 3, 2018

(ii) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing, (iii) resolutions of the Board of Directors of the Company adopted at meetings held on September 19-21, 2018 and November 16, 2018 (together, the “Resolutions”), (iv) the Registration Statement, (v) the Prospectus, (vi) an executed copy of each Transaction Document and (vii) a specimen stock certificate representing the Common Stock.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the accuracy, completeness and authenticity of all corporate records and other information made available to us by the Company, (iv) the legal capacity of natural persons, (v) the genuineness of all signatures not witnessed by us and (vi) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of documents by the Company).

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia. We express no opinion as to the effect of the laws of the State of Texas on the issuance, payment and nonassessability of the Shares.

The opinions set forth herein are subject to the assumption that the Registration Statement, and any amendments thereto (including post-effective amendments), filed under the Act and the effectiveness thereof will not have been terminated or rescinded and will comply with all applicable.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that (subject to compliance with the pertinent provisions of the Act, and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable):

1.    The Company is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

Atmos Energy Corporation

December 3, 2018

2.    The Shares have been duly authorized by the Company and , when issued against payment therefor in accordance with the Transaction Documents, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Base Prospectus, which is part of the Registration Statement, and the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinions, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Hunton Andrews Kurth LLP